UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2008

SYMMETRY MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-116038	35-1996126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3724 N State Road 15, Warsaw, Indiana 46582

(Address of Principal executive offices, including Zip Code)

(574) 268-2252

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

The Company is the borrower under an Amended and Restated Credit Agreement dated June 13, 2006, among the Company, the various lenders named therein and Wachovia Bank, National Association, as Administrative Agent (“Credit Agreement”). A copy of the Amended and Restated Credit Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filing dated June 14, 2006.

As previously reported in the Company’s Current Reports on Form 8-K dated October 5, 2007, and October 11, 2007, the Company discovered accounting irregularities at its Sheffield, UK operating unit (“Sheffield Accounting Irregularities”), resulting in the Administrative Agent’s notice to the Company that a default had occurred under the Credit Agreement. On October 10, 2007, the Company entered into a forbearance agreement under which the lenders agreed to forebear, until January 7, 2008, from exercising their rights and remedies available to them under the Credit Agreement, with respect to the events of default. A copy of the Forbearance Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filing dated October 11, 2007.

On December 14, 2007, the Company entered into a Waiver, Amendment and Term A-2 Loan Incremental Term Loan Amendment to Amended and Restated Credit Agreement (“Waiver”) under which the Administrative Agent (i) waived specified events of default existing under the Credit Agreement, (ii) consented to the acquisition of assets pursuant to an Asset Purchase Agreement among DePuy Orthopaedics, Inc. and certain subsidiaries of the Company and (iii) committed to extend additional senior secured credit.

On March 27, 2008, the Company and Wachovia Bank, National Association, as Administrative Agent, entered into a Second Amendment and Waiver to the Amended and Restated Credit Agreement (“Second Amendment”) for purposes of amending events of default under the Waiver relating to the Sheffield Accounting Irregularities and the Company’s filing deadlines.  The Second Amendment allows for a write-off of goodwill and provides for other one-time allowance adjustments in calculating financial impact of the Sheffield Accounting Irregularities.  In addition, the Second Amendment extends the deadline for the Company to file its audited financial statements and reports under Sections 13 and 15(d) of the Exchange Act to April 14, 2008.  A copy of the Second Amendment is being furnished as Exhibit 10.1.

Please see Press Release furnished as Exhibit 99.1.

Item 2.02               Results of Operations and Financial Condition.

                On March 27, 2008, Symmetry Medical issued a press release containing an update of its accounting review at its Sheffield, UK operating unit, as previously disclosed in the Company’s Current Reports on Form 8-K dated October 5, 2007 and November 14, 2007.  A copy of the press release is being furnished as Exhibit 99.1.

Item 3.01                                             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 27, 2008, the Company issued a press release and notified the New York Stock Exchange (“NYSE”) that it was unable to meet the March 28, 2008 extended deadline for filing its Annual Report on Form 10-K for fiscal year ended December 29, 2007 in order to provide its Audit Committee, independent auditors and management team adequate time to complete work associated with responding to the discovery of accounting irregularities at its Sheffield, UK operating unit, including completing the final review of the required filings.  As a result of its failure to timely file its Annual Report on Form 10-K for fiscal year ended December 29, 2007, it is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.  The Company intends to file its 10-K as soon as possible and expects that it will be no later than April 14, 2008.

On March 31, 2008, the Company received a letter from the New York Stock Exchange Regulation, Inc. informing the Company that, as a result of its failure to timely file its Annual Report on Form 10-K for fiscal year ended December 29, 2007, it is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual. Section 802.01E provides, among other things, that the NYSE will closely monitor the status of the Company’s 2007 Form 10-K filing and related public disclosures for up to a six-month period from its due date. If the Company has not filed its 2007 Form 10-K within six months of the filing due date, the NYSE will determine, in its sole discretion, whether the Company should be given up to an additional six months to file its 2007 Form 10-K. The letter also notes that regardless of these procedures, the NYSE may commence delisting proceedings at any time during any period that is available to complete the filing, if the circumstances warrant.

Item 9.01               Financial Statements and Exhibits.

(d)                              Exhibits

10.1                        Second Amendment and Waiver to Amended and Restated Credit Agreement, executed March 27, 2008, among Symmetry Medical Inc., as borrower and Wachovia Bank, National Association, as Administrative Agent.

99.1                        “Symmetry Medical Delays 10-K Filing to Complete Review” Press Release issued by Symmetry Medical Inc. dated March 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symmetry Medical Inc.

/s/ Fred L. Hite
Date: April 2, 2008	Name: Fred L. Hite
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Second Amendment and Waiver to Amended and Restated Credit Agreement, executed March 27, 2008, among Symmetry Medical Inc., as borrower and Wachovia Bank, National Association, as Administrative Agent.

99.1	“Symmetry Medical Delays 10-K Filing to Complete Review” Press Release issued by Symmetry Medical Inc. dated March 27, 2008.